Media Release

Frankfurt am Main

14 October 2019

Deutsche Bank publishes prior periods´ pro-forma results based on new business segmentation

Deutsche Bank (XETRA: DBKGn.DE/ NYSE: DB) today published a Financial Data Supplement aligned to the business segmentation which was announced with the bank’s transformation strategy on 7 July 2019. The restated Financial Data Supplement is available on the bank’s website: www.db.com/quarterly-results

The Financial Data Supplement presents the bank’s results for the financial years 2017 and 2018 as well as the results on a quarterly basis from the first quarter of 2018 to the second quarter of 2019.

To further improve transparency and reflect progress towards the bank’s financial targets, the new Financial Data Supplement includes a number of additional disclosures on the Deutsche Bank’s financial position and performance.

The bank intends to report according to this structure in its interim financial statements for the third quarter of 2019, to be published on 30 October 2019, and for subsequent reporting periods.

The new segmental structure is as follows:

  The Core Bank, which includes the Corporate Bank, Investment Bank, Private Bank, Asset Management business divisions together with Corporate & Other
  The Capital Release Unit

The key changes compared to Deutsche Bank’s previously reported segmental information are outlined below.

Corporate Bank

The Corporate Bank includes the Global Transaction Bank which was previously part of the former Corporate & Investment Bank as well as the German

Issued by the media relations department of Deutsche Bank AG Taunusanlage 12, 60325 Frankfurt am Main Phone +49 (0) 69 910 43800, Fax +49 (0) 69 910 33422	Internet: db.com , db.com/news Email: db.presse@db.com

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Commercial and Corporate Clients division, formerly part of the Private & Commercial Business (Germany).

Investment Bank

The Investment Bank, previously part of the former Corporate & Investment Bank, includes Deutsche Bank’s Origination & Advisory businesses. The Investment Bank also includes FIC Sales & Trading, which includes our Global Credit Trading, Foreign Exchange, Rates and Emerging Markets Debt businesses.

Private Bank

The Private Bank comprises three business segments. The Private Bank Germany serves private customers and small business clients in Germany. The Private Bank International also serves private and small business clients, as well as commercial and corporate clients in Italy, Spain, Belgium and India. In addition, Private Bank covers Wealth Management clients globally. The businesses included in the Private Bank were previously disclosed as part of the Private & Commercial Bank division.

Asset Management

Asset Management operates under the DWS brand. Asset Management is unchanged from Deutsche Bank’s previous segmentation and provides investment solutions to individual investors and institutions with a diversified range of Active, Passive and Alternative Asset Management products and services.

Corporate & Other

Corporate & Other includes revenues, costs and resources held centrally that are not allocated to the individual business segments.

Capital Release Unit

The Capital Release Unit was created to quickly and efficiently dispose of non-strategic or low-return assets which are no longer consistent with the Bank’s strategy to release capital, reduce leverage and related cost, thus creating a smaller, simpler and less market-sensitive balance sheet. The Capital Release Unit consists primarily of Equities Sales & Trading assets, legacy Fixed Income positions and the IT and operations functions associated with these assets and positions.For further information please contact:

Deutsche Bank AG Media Relations
Charlie Olivier Phone: +44 20 7545 7866 E-Mail: charlie.olivier@db.com	Christian Streckert Phone: +49 69 910 38079 E-Mail: christian.streckert@db.com

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Investor Relations
+49 800 910-8000 (Frankfurt) +44 20 7541-4100 (London) db.ir@db.com

About Deutsche Bank

Deutsche Bank provides commercial and investment banking, retail banking, transaction banking and asset and wealth management products and services to corporations, governments, institutional investors, small and medium-sized businesses, and private individuals. Deutsche Bank is Germany’s leading bank, with a strong position in Europe and a significant presence in the Americas and Asia Pacific.

This release contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 22 March 2019 under the heading “Risk Factors”. Copies of this document are readily available upon request or can be downloaded from www.db.com/ir .

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